                                  EXHIBIT 11.1



                        COMPUTATION OF EARNINGS PER SHARE



                                                          Three Months ended
                                                              March 31,
                                                       2000                 1999
                                                       ----                 ----
Net income                                          $  678,964          $  203,513
                                                    ==========          ==========

Weighted average number of common
  and common equivalent shares:

Weighted average common shares outstanding           2,698,746           2,448,650

Shares issued from assumed exercise of
  common stock equivalents(1)                               --                  --
                                                    ----------          ----------

Weighted average number of common and
  common equivalent shares outstanding               2,698,746           2,448,650
                                                    ==========          ==========

Earnings per share:
         Basic                                      $      .25          $      .08
                                                    ==========          ==========

         Diluted                                    $      .25          $      .08
                                                    ==========          ==========


(1) The number of common stock equivalents excluded from the computation of earnings per share at March 31, 2000 and March 31, 1999 was 107,583 and 7,165, respectively because they were antidilutive.